Exhibit 99.1

IMAC Holdings, Inc. Regains Compliance with Nasdaq Listing Requirements

Franklin, TN – September 27, 2023 (Globe Newswire) – IMAC Holdings, Inc. (Nasdaq: BACK) (“IMAC” or the “Company”) today announced that it has received notice from The Nasdaq Stock Market LLC informing the Company that it has regained compliance with the minimum bid price requirement under Nasdaq Listing Rule 5550(a)(2) for continued listing on The Nasdaq Capital Market and that it is in compliance with all applicable listing standards.

The Company’s common stock and warrants will continue to be listed and traded on The Nasdaq Capital Market under the symbols “BACK” and “IMACW,” respectively.

About IMAC Holdings, Inc.

IMAC owns and manages health and wellness centers that deliver sports medicine, orthopedic care, and restorative joint and tissue therapies for movement restricting pain and neurodegenerative diseases. IMAC is comprised of two business segments: outpatient medical centers and a clinical research division. With treatments to address both young and aging populations, IMAC owns or manages outpatient medical clinics that deliver regenerative rehabilitation services as a minimally invasive approach to acute and chronic musculoskeletal and neurological health problems. IMAC’s research division is currently conducting a Phase I clinical trial evaluating a mesenchymal stem cell therapy candidate for bradykinesia due to Parkinson’s disease. For more information visit www.imacregeneration.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors. More information, including potential risk factors, that could affect the Company’s business and financial results are included in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Forms 10-K, 10-Q and 8-K. All filings are available at www.sec.gov and on the Company’s website at www.imacregeneration.com.

IMAC Investor Contact:

jeff@imacholdings.com